Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Third Quarter Ended September 30, 2013 and Quarterly Cash Dividend

MECHANICSBURG, PENNSYLVANIA — October 31, 2013 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its third quarter ended September 30, 2013 and the declaration of its quarterly cash dividend.

For the third quarter ended September 30, 2013, net operating revenues increased 1.3% to $722.8 million compared to $713.7 million for the same quarter, prior year.  The results for the third quarter ended September 30, 2013 reflect Medicare changes that became effective on April 1, 2013, including (i) a 2% reduction in Medicare payments that was implemented as part of the automatic reduction in federal spending mandated under the Budget Control Act of 2011 (the “Sequestration Reduction”), and (ii) an increase from 25% to 50% in the multiple procedure payment reduction for therapy services as mandated by the American Taxpayer Relief Act of 2012 (the “MPPR Reduction”).  For the third quarter ended September 30, 2013, these changes collectively reduced both net operating revenues and income from operations by approximately $7.2 million and $1.9 million, respectively.  Income from operations decreased to $62.4 million compared to $70.8 million for the same quarter, prior year.  Net income attributable to Select Medical decreased to $23.3 million compared to $24.1 million for the same quarter, prior year.  Net income attributable to Select Medical for the third quarter ended September 30, 2012 includes a loss on early retirement of debt, net of tax, of $3.7 million associated with the September 12, 2012 redemption of $275.0 million of Select Medical Corporation’s 7 5/8% senior subordinated notes.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense) (“Adjusted EBITDA”) for the third quarter decreased 8.3% to $80.4 million compared to $87.7 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for both the third quarter ended September 30, 2013 and 2012 was $0.17 on a fully diluted basis.  Excluding the loss related to the early retirement of debt for the third quarter ended September 30, 2012 and its related tax effects, adjusted income per common share was $0.20 per diluted share for the third quarter ended September 30, 2012.  A reconciliation of income per common share to adjusted income per common share for the third quarter ended September 30, 2013 and 2012 is presented in table IX of this release.

For the nine months ended September 30, 2013, net operating revenues increased 1.0% to $2,229.5 million compared to $2,207.9 million for the same period, prior year.  The results for the nine months ended September 30, 2013 include the Sequestration Reduction and MPPR Reduction which collectively reduced both net operating revenues and income from operations by approximately $16.6 million and $3.6 million, respectively.  Income from operations decreased to $233.2 million compared to $255.9 million for the same period, prior year.  Net income attributable to Select Medical decreased to $85.5 million compared to $108.8 million for the same period, prior year.  Net income attributable to Select Medical for the nine months ended September 30, 2013 and 2012 include losses on early retirement of debt, net of tax, of $11.5 million and $3.7 million, respectively.  Net income attributable to Select Medical for the nine months ended September 30, 2012 includes a loss on early retirement of debt, net of tax, of $3.7 million associated with the September 12, 2012 redemption of $275.0 million of Select Medical Corporation’s 7 5/8% senior subordinated notes.  Adjusted EBITDA for the nine months ended September 30, 2013 decreased 6.7% to $286.5 million compared to $307.1 million for the same period, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the nine months ended September 30, 2013 was $0.61 on a fully diluted basis compared to income per common share of $0.77 for the nine months ended September 30, 2012.  Excluding the loss related to the early retirement of debt in each period and their related tax effects, adjusted income per common share was $0.69 and $0.79 per diluted share for the nine months ended September 30, 2013 and 2012, respectively.  A reconciliation of net income per share to adjusted net income per share for the nine months ended September 30, 2013 and 2012 is presented in table X of this release.

Specialty Hospitals

For the third quarter of 2013, net operating revenues for the specialty hospital segment increased 0.2% to $532.6 million compared to $531.4 million for the same quarter, prior year.  The Sequestration Reduction reduced net operating revenues and income from operations for the segment by approximately $6.8 million for the third quarter of 2013.  Adjusted EBITDA for the specialty hospital segment decreased 10.0% to $75.3 million compared to $83.7 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 14.1% for the third quarter of 2013, compared to 15.7% for the same quarter, prior year.  Certain specialty hospital key statistics for the third quarter ended September 30, 2013 and 2012 are presented in table VI of this release.

For the nine months ended September 30, 2013, net operating revenues for the specialty hospital segment increased 0.5% to $1,649.7 million compared to $1,641.6 million for the same period, prior year.  The Sequestration Reduction reduced both net operating revenues and income from operations for the segment by approximately $15.9 million for the nine months ended September 30, 2013.  Adjusted EBITDA for the specialty hospital segment for the nine months ended September 30, 2013 decreased 7.3% to $265.0 million compared to $285.8 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 16.1% for the nine months ended September 30, 2013, compared to 17.4% for the same period, prior year.  Certain specialty hospital key statistics for the nine months ended September 30, 2013 and 2012 are presented in table VII of this release.

Outpatient Rehabilitation

For the third quarter of 2013, net operating revenues for the outpatient rehabilitation segment increased 4.4% to $190.2 million compared to $182.2 million for the same quarter, prior year.  The Sequestration Reduction and MPPR Reduction collectively reduced both net operating revenues and income from operations for the segment by approximately $0.4 million and $1.9 million, respectively, for the third quarter of 2013.  Adjusted EBITDA for the segment for the third quarter increased 6.2% to $21.6 million compared to $20.4 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 11.4% for the third quarter of 2013, compared to 11.2% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for the third quarter ended September 30, 2013 and 2012 are presented in table VI of this release.

For the nine months ended September 30, 2013, net operating revenues for the outpatient rehabilitation segment increased 2.3% to $579.4 million compared to $566.2 million for the same period, prior year.  The Sequestration Reduction and MPPR Reduction collectively reduced both net operating revenues and income from operations for the segment by approximately $0.7 million and $3.6 million, respectively, for the nine months ended September 30, 2013.  Adjusted EBITDA for the segment for the nine months ended September 30, 2013 increased 2.7% to $70.5 million compared to $68.7 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 12.2% for the nine months ended September 30, 2013, compared to 12.1% for the same period, prior year.  Certain outpatient rehabilitation key statistics for the nine months ended September 30, 2013 and 2012 are presented in table VII of this release.

Stock Repurchase Program

Select Medical’s board of directors has authorized a $350.0 million stock repurchase program that will remain in effect until March 31, 2014, unless further extended by the board of directors.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  The timing of purchases of stock will be based upon market conditions and other factors.  Select Medical is funding this program with cash on hand or borrowings under its revolving credit facility.  Select Medical did not repurchase shares during the three months ended September 30, 2013.  During the nine months ended September 30, 2013, Select Medical repurchased 1,115,691 shares at a cost of approximately $10.0 million, an average cost per share of $8.95, which includes transaction costs.  Since the inception of the program through September 30, 2013, Select Medical has repurchased 23,606,080 shares at a cost of approximately $173.6 million, an average cost per share of $7.36, which includes transaction costs.

Quarterly Dividend

On August 7, 2013, Select Medical’s board of directors declared a quarterly cash dividend of $0.10 per share, totaling $14.0 million.  The dividend was paid on August 30, 2013 to stockholders of record as of the close of business on August 20, 2013.

On October 30, 2013, Select Medical’s board of directors declared a quarterly dividend of $0.10 per share.  The dividend will be payable on or about November 22, 2013 to stockholders of record as of the close of business on November 12, 2013.

Business Outlook

Select Medical is reaffirming its prior business outlook provided in its August 8, 2013 earnings press release for net operating revenues, Adjusted EBITDA and adjusted income per common share. Select Medical continues to expect consolidated net operating revenues for the full year 2013 to be in the range of $2.925 billion to $3.025 billion, Adjusted EBITDA for the full year 2013 to be in the range of $375.0 million to $390.0 million and adjusted income per common share, which excludes the losses on early retirement of debt and their related tax effects in the first and second quarters, for the full year 2013 to be in the range of $0.87 to $0.94. Select Medical continues to expect fully diluted income per common share for the full year 2013 to be in the range of $0.78 to $0.85.

The above business outlook includes the estimated financial impact from the automatic Medicare reductions mandated under the Budget Control Act of 2011. Select Medical estimates this negative impact to both net operating revenues and Adjusted EBITDA for the fourth quarter of 2013 to be between $8.0 million and $9.0 million. The above business outlook also includes the expected financial impact to outpatient therapy payments related to the MPPR Reduction. Select Medical estimates this negative impact to both net operating revenues and Adjusted EBITDA for the fourth quarter of 2013 to be between $1.5 million and $2.0 million for its outpatient rehabilitation segment. Select Medical assumed a 40.0% effective tax rate for the remainder of 2013 when preparing the above business outlook for the full year 2013.

Conference Call

Select Medical will host a conference call regarding its third quarter results and its business outlook on Friday, November 1, 2013, at 9:00am EDT. The domestic dial-in number for the call is 1-866-700-6067. The international dial-in number is 1-617-213-8834. The passcode for the call is 69642856.

The conference call will be webcast simultaneously and can be accessed at Select Medical’s website, www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EST, November 8, 2013. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 77254976. The replay can also be accessed at Select Medical’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of September 30, 2013, Select Medical operated 108 long term acute care hospitals and 15 acute medical rehabilitation hospitals in 28 states and 997 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                     changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” for the year ended December 31, 2012 contained in our annual report on Form 10-K filed with the SEC on February 26, 2013 and our quarterly report on Form 10-Q for the three months ended March 31, 2013, filed with the SEC on May 2, 2013.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.   Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2012 and 2013

(In thousands, except per share amounts, unaudited)

	2012	2013	% Change

Net operating revenues	$713,669	$722,845	1.3%

Costs and expenses:
Cost of services	598,984	617,281	3.1%
General and administrative	17,130	17,740	3.6%
Bad debt expense	11,199	9,262	(17.3)%
Depreciation and amortization	15,537	16,163	4.0%

Income from operations	70,819	62,399	(11.9)%

Loss on early retirement of debt	(6,064)	—	N/M
Equity in earnings (losses) of unconsolidated subsidiaries	1,167	(179)	N/M
Interest expense	(24,575)	(21,252)	(13.5)%

Income before income taxes	41,347	40,968	(0.9)%

Income tax expense	16,189	15,761	(2.6)%

Net income	25,158	25,207	0.2%

Less: Net income attributable to non- controlling interests	1,048	1,935	84.6%

Net income attributable to Select Medical Holdings Corporation	$24,110	$23,272	(3.5)%

Income per common share:
Basic	$0.17	$0.17
Diluted	$0.17	$0.17

Weighted average shares outstanding:
Basic	137,551	136,646
Diluted	137,888	136,793

N/M = Not Meaningful

II.   Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2012 and 2013

(In thousands, except per share amounts, unaudited)

	2012	2013	% Change

Net operating revenues	$2,207,883	$2,229,473	1.0%

Costs and expenses:
Cost of services	1,823,272	1,867,915	2.4%
General and administrative	49,908	53,065	6.3%
Bad debt expense	31,603	27,429	(13.2)%
Depreciation and amortization	47,164	47,872	1.5%

Income from operations	255,936	233,192	(8.9)%

Loss on early retirement of debt	(6,064)	(18,747)	N/M
Equity in earnings of unconsolidated subsidiaries	6,384	1,447	(77.3)%
Interest expense	(72,295)	(66,614)	(7.9)%

Income before income taxes	183,961	149,278	(18.9)%

Income tax expense	71,415	57,391	(19.6)%

Net income	112,546	91,887	(18.4)%

Less: Net income attributable to non- controlling interests	3,722	6,417	72.4%

Net income attributable to Select Medical Holdings Corporation	$108,824	$85,470	(21.5)%

Income per common share:
Basic	$0.77	$0.61
Diluted	$0.77	$0.61

Weighted average shares outstanding:
Basic	139,138	136,879
Diluted	139,404	137,040

N/M = Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2012	September 30, 2013
Assets

Cash	$40,144	$9,293

Accounts receivable, net	359,929	423,334

Current deferred tax asset	17,877	15,372

Prepaid income taxes	3,895	4,044

Other current assets	31,818	39,968

Total Current Assets	453,663	492,011

Property and equipment, net	501,552	499,531

Goodwill	1,640,534	1,641,836

Other identifiable intangibles	71,745	71,831

Other assets	93,867	137,215

Total Assets	$2,761,361	$2,842,424

Liabilities and Equity

Payables and accruals	$376,817	$371,324

Current portion of long-term debt	11,646	13,966

Total Current Liabilities	388,463	385,290

Long-term debt, net of current portion	1,458,597	1,474,915

Non-current deferred tax liability	89,510	90,859

Other non-current liabilities	68,502	80,077

Total Liabilities	2,005,072	2,031,141

Redeemable non-controlling interests	10,811	11,623

Total equity	745,478	799,660

Total Liabilities and Equity	$2,761,361	$2,842,424

IV.  Consolidated Statement of Cash Flows

For the Three Months Ended September 30, 2012 and 2013

(In thousands, unaudited)

	2012	2013
Operating Activities
Net Income	$25,158	$25,207
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,537	16,163
Provision for bad debts	11,199	9,262
Equity in losses (earnings) of unconsolidated subsidiaries	(1,167)	179
Loss (gain) from disposal or sale of assets	120	(174)
Loss on early retirement of debt	6,064	—
Non-cash stock compensation expense	1,391	1,866
Amortization of debt discount and issuance costs	1,983	1,919
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	20,013	(5,405)
Other current assets	(237)	(1,748)
Other assets	(405)	(3,355)
Accounts payable	1,388	9,463
Due to third-party payors	(1,378)	(2,327)
Accrued expenses	(6,075)	32,991
Income and deferred taxes	1,680	9,041
Net cash provided by operating activities	75,271	93,082

Investing activities
Purchases of property and equipment	(17,254)	(17,369)
Proceeds from sale of assets	—	518
Investment in businesses, net of distributions	115	(3,714)
Acquisition of businesses, net of cash acquired	(1,341)	(677)
Net cash used in investing activities	(18,480)	(21,242)

Financing activities
Borrowings on revolving credit facility	25,000	125,000
Payments on revolving credit facility	(25,000)	(165,000)
Borrowings on credit facility term loans, net of discount	266,750	—
Payments on credit facility term loans	(2,813)	(2,053)
Repurchase of 7 5/8% senior subordinated notes, net of premium	(278,495)	—
Borrowings of other debt	—	2,329
Principal payments on other debt	(2,332)	(2,794)
Repayment of bank overdrafts	(6,750)	(12,026)
Debt issuance costs	(4,236)	(237)
Dividends paid to common stockholders	—	(13,966)
Repurchase of common stock	—	(963)
Proceeds from issuance of common stock	557	—
Distributions to non-controlling interests	(1,316)	(1,605)
Net cash used in financing activities	(28,635)	(71,315)

Net increase in cash and cash equivalents	28,156	525

Cash and cash equivalents at beginning of period	21,520	8,768
Cash and cash equivalents at end of period	$49,676	$9,293

Supplemental Cash Flow Information
Cash paid for interest	$35,744	$6,525
Cash paid for taxes	$14,506	$6,145

V.  Consolidated Statement of Cash Flows

For the Nine Months Ended September 30, 2012 and 2013

(In thousands, unaudited)

	2012	2013
Operating Activities
Net Income	$112,546	$91,887
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,164	47,872
Provision for bad debts	31,603	27,429
Equity in earnings of unconsolidated subsidiaries	(6,384)	(1,447)
Gain from disposal or sale of assets	(3,484)	(93)
Loss on early retirement of debt	6,064	18,747
Non-cash stock compensation expense	3,990	5,403
Amortization of debt discount and issuance costs	5,494	6,507
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(10,507)	(89,237)
Other current assets	(1,849)	(7,642)
Other assets	1,270	(3,211)
Accounts payable	(4,098)	6,798
Due to third-party payors	360	2,890
Accrued expenses	348	4,788
Income and deferred taxes	11,559	4,414
Net cash provided by operating activities	194,076	115,105

Investing activities
Purchases of property and equipment	(45,188)	(45,331)
Proceeds from sale of assets	16,511	518
Investment in businesses, net of distributions	(9,899)	(32,430)
Acquisition of businesses, net of cash acquired	(1,547)	(848)
Net cash used in investing activities	(40,123)	(78,091)

Financing activities
Borrowings on revolving credit facility	365,000	580,000
Payments on revolving credit facility	(405,000)	(645,000)
Borrowings on credit facility term loans, net of discount	266,750	298,500
Payments on credit facility term loans	(7,063)	(594,668)
Issuance of 6.375% senior notes	—	600,000
Repurchase of senior floating rate notes	—	(167,300)
Repurchase of 7 5/8% senior subordinated notes	(278,495)	(70,000)
Borrowings of other debt	5,835	9,238
Principal payments on other debt	(7,417)	(7,467)
Repayment of bank overdrafts	(3,011)	(10,401)
Debt issuance costs	(4,236)	(18,820)
Dividends paid to common stockholders	—	(27,929)
Repurchase of common stock	(46,790)	(10,946)
Proceeds from issuance of common stock	1,104	—
Distributions to non-controlling interests	(2,997)	(3,072)
Net cash used in financing activities	(116,320)	(67,865)

Net increase (decrease) in cash and cash equivalents	37,633	(30,851)

Cash and cash equivalents at beginning of period	12,043	40,144
Cash and cash equivalents at end of period	$49,676	$9,293

Supplemental Cash Flow Information
Cash paid for interest	$68,122	$60,439
Cash paid for taxes	$59,850	$52,977

VI.  Key Statistics

For the Three Months Ended September 30, 2012 and 2013

(unaudited)

	2012	2013	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	111	108
Rehabilitation hospitals (a)	12	15
Total specialty hospitals	123	123

Net operating revenues (,000)	$531,409	$532,610	0.2%

Number of patient days (b)	328,871	336,120	2.2%

Number of admissions (b)	13,477	13,778	2.2%

Net revenue per patient day (b)(c)	$1,517	$1,471	(3.0)%

Adjusted EBITDA (,000)	$83,659	$75,280	(10.0)%

Adjusted EBITDA margin	15.7%	14.1%

Outpatient Rehabilitation

Number of clinics — end of period	965	997

Net operating revenues (,000)	$182,246	$190,223	4.4%

Number of visits (d)	1,129,015	1,196,893	6.0%

Revenue per visit (d)(e)	$103	$103	0.0%

Adjusted EBITDA (,000)	$20,354	$21,619	6.2%

Adjusted EBITDA margin	11.2%	11.4%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VII.  Key Statistics

For the Nine Months Ended September 30, 2012 and 2013

(unaudited)

	2012	2013	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	111	108
Rehabilitation hospitals (a)	12	15
Total specialty hospitals	123	123

Net operating revenues (,000)	$1,641,577	$1,649,747	0.5%

Number of patient days (b)	1,007,908	1,017,157	0.9%

Number of admissions (b)	41,404	41,740	0.8%

Net revenue per patient day (b)(c)	$1,532	$1,516	(1.0)%

Adjusted EBITDA (,000)	$285,779	$265,020	(7.3)%

Adjusted EBITDA margin	17.4%	16.1%

Outpatient Rehabilitation

Number of clinics — end of period	965	997

Net operating revenues (,000)	$566,195	$579,404	2.3%

Number of visits (d)	3,447,774	3,577,114	3.8%

Revenue per visit (d)(e)	$103	$104	1.0%

Adjusted EBITDA (,000)	$68,669	$70,506	2.7%

Adjusted EBITDA margin	12.1%	12.2%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VIII. Net Income to Adjusted EBITDA Reconciliation

For the Three and Nine Months Ended September 30, 2012 and 2013

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).  The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
Net income	$25,158	$25,207	$112,546	$91,887
Income tax expense	16,189	15,761	71,415	57,391
Loss on early retirement of debt	6,064	—	6,064	18,747
Interest expense	24,575	21,252	72,295	66,614
Equity in losses (earnings) of unconsolidated subsidiaries	(1,167)	179	(6,384)	(1,447)
Stock compensation expense:
Included in general and administrative	847	1,258	2,436	3,685
Included in cost of services	544	608	1,554	1,718
Depreciation and amortization	15,537	16,163	47,164	47,872
Adjusted EBITDA	$87,747	$80,428	$307,090	$286,467

Specialty hospitals	$83,659	$75,280	$285,779	$265,020
Outpatient rehabilitation	20,354	21,619	68,669	70,506
Other (a)	(16,266)	(16,471)	(47,358)	(49,059)
Adjusted EBITDA	$87,747	$80,428	$307,090	$286,467

(a)   Other primarily includes general and administrative costs.

IX.   Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Three Months Ended September 30, 2012 and 2013

(In thousands, except per share amounts, unaudited)

	2012	Per Share (a)	2013	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	$24,110	$0.18	$23,272	$0.17
Earnings allocated to unvested restricted stockholders	(407)	(0.01)	(497)	(0.00)
Net income available to common stockholders	23,703	0.17	22,775	0.17

Adjustment for early retirement of debt:
Loss on early retirement of debt	6,064	0.05	—	—
Estimated income tax benefit (b)	(2,363)	(0.02)	—	—
Earnings allocated to unvested restricted stockholders	(63)	(0.00)	—	—

Adjusted net income available to common stockholders	$27,341	$0.20	$22,775	$0.17
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share - diluted shares		$0.20		$0.17

Weighted average common shares outstanding:
Basic		137,551		136,646
Diluted		137,888		136,793

(a)         Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)         Represents the estimated tax benefit on the adjustments to net income.

X.   Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Nine Months Ended September 30, 2012 and 2013

(In thousands, except per share amounts, unaudited)

	2012	Per Share (a)	2013	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	$108,824	$0.78	$85,470	$0.62
Earnings allocated to unvested restricted stockholders	(1,759)	(0.01)	(1,802)	(0.01)
Net income available to common stockholders	107,065	0.77	83,668	0.61

Adjustment for early retirement of debt:
Loss on early retirement of debt	6,064	0.05	18,747	0.13
Estimated income tax benefit (b)	(2,352)	(0.02)	(7,248)	(0.05)
Earnings allocated to unvested restricted stockholders	(60)	(0.00)	(243)	(0.00)

Adjusted net income available to common stockholders	$110,717	$0.80	$94,924	$0.69
Adjustment for dilution		(0.01)		(0.00)
Adjusted income per common share - diluted shares		$0.79		$0.69

Weighted average common shares outstanding:
Basic		139,138		136,879
Diluted		139,404		137,040

(a)         Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)         Represents the estimated tax benefit on the adjustments to net income.